SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Amendment No. 1

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT 1934

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AXTIVE CORPORATION

(Name of Registrant As Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[AXTIVE LOGO]

November     , 2003

Dear Axtive Stockholder:

Enclosed is an Information Statement that we are sending to you to describe the approval of the following actions:

•	an amendment to our 2002 Stock Incentive Plan increasing the number of shares of our common stock reserved and available for issuance under the plan; and

•	an amendment to our certificate of incorporation to effect a 1-for-10 reverse stock split.

Our board of directors and stockholders who collectively hold a majority of the voting power of our capital stock (including holders of our common stock, as well as holders of our Series A Convertible Preferred Stock who vote with the holders of common stock on an “as-converted” basis) have already approved these actions by written consent. These actions, however, cannot be effected until 20 days from the date of the mailing of this Information Statement.

This Information Statement is being sent to you for informational purposes only. We are not asking for a proxy or vote on any of the matters described in the Information Statement.

We encourage you to read this Information Statement carefully.

Sincerely,

/s/ GRAHAM C. BEACHUM II

Graham C. Beachum II
Chairman of the Board, President, and Chief Executive Officer

AXTIVE CORPORATION

1445 ROSS AVENUE, SUITE 4500

DALLAS, TEXAS 75202

INFORMATION STATEMENT

**WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY**

INTRODUCTION

This Information Statement is first being sent to the stockholders of record of Axtive Corporation, a Delaware corporation, on November     , 2003. Under applicable federal securities laws, the corporate actions that are the subject of this Information Statement cannot be effected until at least 20 calendar days after this Information Statement is sent or given to our stockholders. Unless otherwise indicated, all references in this Information Statement to we, us, our, and similar terms, as well as references to the “Company” and “Axtive,” refer to Axtive Corporation and its subsidiaries.

On October 10, 2003, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, 21,956,445 shares of our common stock were issued and outstanding and 6,825 shares of our Series A Convertible Preferred Stock were issued and outstanding. Pursuant to the terms of the First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock, holders of our preferred stock vote together with the holders of our common stock on an as-converted basis. On the record date, each share of preferred stock was convertible into 10,000 shares of common stock. Therefore, as of the record date, for purposes of calculating the percentage of voting power held by any stockholder, the total voting power outstanding was equal to 90,206,445, which is the sum of the total voting power attributable to the common stock 21,956,445 and the total voting power attributable to the preferred stock (68,250,000).

On May 22, 2003, nine stockholders who collectively owned 9,946,644 shares of our common stock and 4,440 shares of our preferred stock, or approximately 63.6% of the outstanding voting power of our capital stock on that date, consented in writing to approve:

1.	an amendment to our 2002 Stock Incentive Plan to increase the maximum number of shares of common stock reserved and available for issuance under the plan (the “Plan Amendment”); and

2.	an amendment to our Amended and Restated Certificate of Incorporation, as amended (the “Axtive Charter”) to effect a 1-for-10 reverse split of our common stock (the “Reverse Stock Split”).

The elimination of the need for a special meeting of stockholders to approve the Plan Amendment and Reverse Stock Split is made possible by Section 228 of the Delaware General Corporation Law, which provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a special meeting. In order to eliminate the costs and time involved in holding a special meeting and in order to effect the Plan Amendment and Reverse Stock Split as early as possible to accomplish the purposes of each as described in this Information Statement, our board of directors voted to obtain the written consent of the holders of a majority in interest of the voting power of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date with respect to the beneficial ownership of our common stock and our preferred stock by:

•	each of our directors and named executive officers;

•	all of our executive officers and directors as a group; and

•	each person or group of affiliated persons known to us to own beneficially more than 5% of our common stock or our preferred stock.

Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. In accordance with SEC rules, if a person has a right to acquire beneficial ownership of any shares of common stock, on or within 60 days of the record date, upon (1) conversion of shares of preferred stock, (2) exercise of outstanding options, (3) the exercise of common stock purchase warrants or (4) otherwise, the shares are deemed beneficially owned by that person, are deemed to be outstanding solely for the purpose of determining the percentage of our shares that person beneficially owns, and are reflected in the table. These shares are not included in the computations of percentage ownership for any other person.

	Shares of Common Stock Beneficially Owned		Shares of Series A Convertible Preferred Stock Beneficially Owned		Percentage of Voting Power (1)
Person or Group	Number	Percent	Number	Percent
Directors and Named Executive Officers (2):
Graham C. Beachum II (3)	4,967,500	18.5%	—	—	—
Ron Beneke (4)	12,000,000	35.3%	1,200	17.6%	13.3%
Paul Morris (5)	1,058,500	4.6%	100	1.5%	1.2%
Bradley A. Thompson (6)	12,500,000	36.3%	1,250	18.3%	13.9%
Alan W. Tompkins	—	—	—	—	—
G.C. “Scooter” Beachum III (7)	5,666,424	21.0%	300	4.4%	3.5%
Molly W. MacTaggart	—	—	—	—	—
Stanley D. Strifler (8)	1,000,000	4.4%	100	1.5%	1.1%
David N. Pilotte (9)	1,087,500	4.7%	—	—	—
All executive officers and directors as a group (8 persons) (10)	37,192,424	63.7%	2,950	43.2%	33.0%
Beneficial Owners of 5% or More of Our Outstanding Common Stock or our Series A Convertible Preferred Stock:
Atlas Capital Services LLC (11)	1,250,000	5.7%	—	—	1.4%
Beachum Investments, LLC (12)(13)	3,600,000	14.1%	360	5.3%	4.0%
IPL Management Company (12)(13)(14)	3,600,000	14.1%	360	5.3%	4.0%
W. Robert Dyer, Jr. (12)(13)(14)	3,600,000	14.1%	360	5.3%	4.0%
Demand Aggregation Solutions, LLC (15)	12,000,000	35.3%	1,200	17.6%	13.3%
GCA Strategic Investment Fund Limited (16)	17,107,787	53.5%	1,000	14.7%	19.0%
Global Capital Funding Group, L.P. (17)	12,500,000	36.3%	1,250	18.3%	13.9%
Junerose Management Limited (18)	1,219,149	5.6%	—	—	1.4%
Kerry Osborne (19)	1,500,000	6.4%	150	2.2%	1.7%
Merrill Lynch Business Financial Services, Inc. (20)	5,000,000	18.5%	—	—	—
Sandera Partners, L.P. (21)(22)	26,037,036	57.1%	2,250	33.0%	27.6%
Summit Capital Limited (21)	1,156,679	5.3%	—	—	1.3%

(1)	Holders of common stock are entitled to one vote per share. Holders of preferred stock are entitled to vote on an as-converted basis. Conversion is determined by dividing the liquidation price with respect to the preferred stock (which is equal to the issuance price of $1,000 per share plus any accrued, but unpaid dividends) by the conversion price, which is currently $0.10 per share. Assuming no accrued, but unpaid dividends, each share of preferred stock is effectively convertible into 10,000 shares of common stock as of the record date. As of the record date, there were 21,956,445 shares of common stock and 6,825 shares of preferred stock outstanding. Therefore, as of the record date, for purposes of calculating the percentage of voting power held by any person or entity identified in the table, the total voting power outstanding was equal to 90,206,445, which is the sum of the total voting power attributable to the common stock (21,956,445) and the total voting power attributable to the preferred stock (68,250,000). For purposes of calculating the percentage of voting power, any shares deemed beneficially owned by a listed person upon the exercise of options or warrants or based on other rights to acquire shares have been excluded.
(2)	The address of each executive officer and director is c/o Axtive Corporation, 1445 Ross Avenue, Suite 4500, Dallas, Texas 75202.
(3)	Includes options to purchase 4,967,500 shares of common stock that were exercisable on or within 60 days of the record date.
(4)	Includes shares of preferred stock that were convertible into 12,000,000 shares of common stock on or within 60 days of the record date. The shares of preferred stock are directly owned by Demand Aggregation Solutions, LLC, for which Mr. Beneke is a member of the management committee and, therefore, may be deemed to share voting and investment power with respect to the shares of common stock and the shares of preferred stock. This filing should not be construed as an admission by Mr. Beneke that he is the beneficial owner of the shares of common stock or the shares of preferred stock.
(5)	Includes shares of preferred stock that were convertible into 1,000,000 shares of common stock on or within 60 days of the record date.
(6)	Includes shares of preferred stock that were convertible into 12,500,000 shares of common stock on or within 60 days of the record date. The shares of preferred stock are directly owned by Global Capital Funding Group, L.P., of which Mr. Thompson is indirectly a limited partner.
(7)	Includes (a) 697,674 shares of common stock owned by TSTC International Holding Company, which is wholly owned by Mr. Scooter Beachum, (b) options to purchase 2,468,750 shares of common stock that were exercisable on or within 60 days of the record date and (c) shares of preferred stock that were convertible into 3,000,000 shares of common stock on or within 60 days of the record date. Of the 300 shares of preferred stock reflected in the table, Mr. Scooter Beachum (x) directly owns 175 shares and (y) has an indirect beneficial ownership interest in 125 shares as a result of his membership interest in Beachum Investments, LLC (“Beachum Investments”).
(8)	Includes shares of preferred Stock that were convertible into 1,000,000 shares of common stock on or within 60 days of the record date. Mr. Strifler has an indirect beneficial ownership interest in the 100 shares of preferred stock reflected in the table as a result of his membership interest in Beachum Investments.
(9)	Includes options to purchase 1,087,500 shares of common stock that were exercisable by November 12, 2003. Mr. Pilotte resigned as an executive officer effective August 13, 2003.
(10)	Includes (a) 697,674 indirectly owned shares of common stock, (b) options to purchase a total of 7,436,250 shares of common stock that were exercisable on or within 60 days of the record date, and (c) shares of preferred stock that were convertible into a total of 29,000,000 shares of common stock on or within 60 days of the record date.
(11)	The address of Atlas Capital Services LLC is 405 Lexington Avenue, 47th Floor, New York, New York 10017.
(12)	The address of these beneficial owners is 4209 Lakeside Drive, Dallas, Texas 75219.

(13)	Includes shares of preferred stock that were convertible into 3,600,000 shares of common stock on or within 60 days of the record date. The shares of preferred stock are directly owned by Beachum Investments. Information regarding this entity has been obtained from the Schedule 13D filed by Beachum Investments, IPL Management Company (“IPL”), and W. Robert Dyer, Jr. with the SEC on June 23, 2003.
(14)	Mr. Dyer is the sole director, president and sole shareholder of IPL. IPL is the sole manager of Beachum Investments. Both Mr. Dyer and IPL may be deemed to have sole voting and investment power with respect to the shares of common stock and the shares of preferred stock. This filing should not be construed as an admission by Mr. Dyer or IPL that either is the beneficial owner of the shares of common stock or the shares of preferred stock. Information regarding IPL and Mr. Dyer has been obtained from the Schedule 13D filed with the SEC on June 23, 2003.
(15)	Includes shares of preferred stock that were convertible into 12,000,000 shares of common stock on or within 60 days of the record date. The address of Demand Aggregation Solutions, LLC is 8080 North Central Expressway, Suite 1580, Dallas, Texas 75206-1881.
(16)	Includes shares of preferred stock that were convertible into 10,000,000 shares of common stock on or within 60 days of the record date. Information regarding this entity has been obtained from the Amendment No. 1 to Schedule 13D filed with the SEC on June 24, 2003. The address of GCA Strategic Investment Fund Limited is c/o Prince Management Ltd., Mechanics Building, 12 Church Street, Hamilton, Bermuda HM 11.
(17)	Includes shares of preferred stock that were convertible into 12,500,000 shares of common stock on or within 60 days of the record date. Information regarding this entity has been obtained from the Schedule 13D filed by the entity with the SEC on July 2, 2003. The address of Global Capital Funding Group, L.P is 106 Colony Park Drive, Suite 900, Cummings, Georgia 30040.
(18)	The address of Junerose Management Limited is 9 Buckingham Place, London SW1E 6HX.
(19)	Includes shares of preferred stock that were convertible into 1,500,000 shares of common stock on or within 60 days of the record date. The address of Mr. Osborne is c/o ThinkSpark Corporation, 4835 LBJ Freeway, Dallas, Texas 75244.
(20)	Includes warrants to purchase 5,000,000 shares of common stock that were exercisable on or within 60 days of the record date. The address of Merrill Lynch Business Financial Services, Inc. is 2 World Financial Center, Floor 5, New York, New York 10281-1008.
(21)	Sandera Partners, L.P. (“Sandera”) may be deemed to share voting and investment control with respect to 1,156,679 shares of common stock held by Summit Capital Limited (“Summit”); however, Sandera disclaims beneficial ownership of the shares of common stock held by Summit. In addition, certain controlling persons of Sandera—Sandera Capital Management L.P., Sandera Capital, L.L.C., Clark K. Hunt, and Barrett Wissman—may be deemed to share voting and investment control with respect to the shares of common stock and preferred stock beneficially owned by Sandera and Summit; however, each of these controlling persons disclaims beneficial ownership of these shares. Information regarding Sandera and Summit has been obtained from the Amendment No. 4 to Schedule 13D, filed by them on July 10, 2003. The address of these beneficial owners is 1601 Elm Street, Suite 4000, Dallas, Texas 75201.
(22)	Includes shares of preferred stock that were convertible into 22,500,000 shares of common stock on or within 60 days of the record date.

PLAN AMENDMENT

General

The 2002 Stock Incentive Plan (the “2002 Plan”) was adopted by our board of directors on June 25, 2002 and was approved by the written consent of the holders of a majority of the outstanding voting power of our capital stock on July 15, 2002. Unless previously discontinued by the Administering Body (defined herein), the 2002 Plan will terminate on June 25, 2012. As of the record date, there were options outstanding to purchase 13,345,210 shares of our common stock under the 2002 Plan, as amended, of which 9,928,735 are vested. 3,654,790 shares of common stock remained available for future awards under the 2002 Plan.

Reasons and Principal Effects of the 2002 Plan Amendment

On May 19, 2003, our board of directors approved the 2002 Plan Amendment increasing the number of shares available for issuance from 12,000,000 to 17,000,000 and, upon effectiveness of the Reverse Stock Split, decreasing the number of shares available for issuance to 5,000,000. The 2002 Plan Amendment was approved by the written consent of the holders of a majority of the outstanding voting power of our capital stock on May 22, 2003. The text of the 2002 Plan Amendment is attached hereto as Appendix A. Following the board and stockholder approvals of the 2002 Plan Amendment, and given the authority of the board of directors to amend the 2002 Plan, subject to stockholder approval which was received, we granted options to purchase 12,315,000 shares of our common stock to certain of our employees. The primary purpose of the 2002 Plan Amendment was to continue the 2002 Plan by increasing the aggregate number of shares of common stock that may be issued under the 2002 Plan, which will allow us to attract, retain and reward our key employees who can have a significant effect on our success. We anticipate that the board of directors will desire to issue additional options or other rights to acquire shares of our common stock to attract and retain personnel in order to facilitate the continued development and expansion of our business. To date, the Company has not issued any restricted or unrestricted stock awards, stock appreciation rights or dividend equivalents rights under the 2002 Plan.

Description of the 2002 Plan

General

Pursuant to the 2002 Plan, participants are eligible to receive awards consisting of (1) stock options, (2) restricted stock, (3) stock, (4) performance stock awards, (5) dividend equivalent rights, (6) stock appreciation rights, or (7) any combination of the foregoing. Stock options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options. Our employees, officers, independent contractors, and directors or those of our subsidiaries are eligible for awards under the 2002 Plan.

Administration

Pursuant to the 2002 Plan, the board of directors may, at its discretion, appoint a committee of at least two non-employee directors to administer the 2002 Plan. In June 2003, our board of directors designated the compensation committee of the board of directors for this purpose. The members of the compensation committee are Ron Beneke, Bradley A. Thompson and Alan W. Tompkins, none of whom are employees of the Company.

The administrating body of the 2002 Plan (whether the board of directors or a designated committee) is referred to herein as the “Administering Body.” The Administering Body has authority to, among other things, determine the type or types of awards made to each participant and the terms, conditions and limitations applicable to each award. In addition, the Administering Body has the power to interpret, construe and implement the provisions of the 2002 Plan.

Awards

The 2002 Plan provides for the grant of any or all of the following types of awards: (1) stock options, (2) restricted stock, (3) stock, (4) performance stock awards, (5) dividend equivalent rights, or (6) stock appreciation rights. These awards may be granted singly, in combination, or in tandem as determined by the Administering Body. The Administering Body determines the terms, conditions, and limitations applicable to awards made pursuant to the 2002 Plan, subject to the following requirements set forth in the 2002 Plan. The exercise price of any incentive stock option granted under the 2002 Plan must be equal to the fair market value of our common stock on the date of the grant, or at least 110% in the case of incentive stock options granted to employees owning more than 10% of our outstanding voting stock. Under the terms of the 2002 Plan, the “fair market value” of our common stock is the average of the closing bid and asked prices on the NASD’s Over-the-Counter Bulletin Board (OTCBB) system. The aggregate fair market value of the common stock for which one or more incentive stock options granted to any participant may for the first time become exercisable as incentive stock options under the federal tax laws during any one calendar year shall not exceed $100,000. Additionally, prior to the 2002 Plan Amendment, the maximum number of shares of common stock that may be issued pursuant to incentive options granted under the 2002 Plan could not exceed 12,000,000 shares, and no participant may be granted awards with respect to more than 1,000,000 shares of common stock in any one calendar year.

Adjustments

The maximum number of shares as to which awards may be granted to participants under the 2002 Plan, the number and kind of shares that can be granted to a single participant under the 2002 Plan, the number and kind of shares covered by each outstanding option under the 2002 Plan, or the price per share subject to outstanding options under the 2002 Plan will, upon a determination made by the Administering Body, all be proportionately adjusted (1) for any increase or decrease in the number of issued shares of common stock resulting from an increase, decrease, or exchange in the outstanding shares of common stock or additional shares or new or different shares are distributed in respect of such shares of common stock, through merger, consolidation, sale or exchange of all or substantially all of our assets, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off, split-off, or other distribution with respect to such shares or (2) if the value of the outstanding shares of common stock is reduced by reason of an extraordinary dividend payable in cash or property. Common stock subject to the provisions of the 2002 Plan will either be shares of authorized but unissued common stock or shares of common stock held as treasury stock (including shares purchased on the open market).

Amendment or Termination

Our board of directors may amend, modify, suspend, or terminate the 2002 Plan, except that no amendment or alteration that would adversely affect the rights of any participant under any award previously granted to the participant may be made without the consent of the participant.

Federal Income Tax Consequences

The following summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes. The U.S. federal income tax consequences associated with the grant of awards to nonresident aliens depends upon a number of factors, including whether the grant is considered to be U.S. source income and whether the provisions of any treaty are applicable. The acquisition, ownership or disposition of an award or shares acquired pursuant to an award also may have tax consequences under various state and foreign laws that may be applicable to certain participants. Since these tax consequences, as well as the federal income tax consequences described below, may vary from participant to participant depending upon the particular facts and circumstances involved, each participant should consult his or her own tax advisor with respect to the federal income tax consequences of the grant or exercise of an award, and also with respect to any tax consequences under applicable state and foreign laws.

The 2002 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code.

Incentive Stock Options

In general, an employee will not recognize taxable income upon the grant or exercise of an incentive stock option, and we will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive stock option. However, the excess of the fair market value of the stock upon exercise of an incentive stock option and the exercise price is an item of adjustment that is taken into account in determining whether the employee is subject to the alternative minimum tax.

•	If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

•	If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will generally recognize ordinary income at the time of the disposition in an amount equal to the lesser of (1) the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option or (2) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income upon any such disposition. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least one year after the date of exercise.

Nonqualified Stock Options

In general, a recipient who receives a nonqualified stock option will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

The basis in shares acquired upon exercise of a nonqualified stock option will equal the fair market value of such shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

Stock Awards and Restricted Stock

If an award of stock is not subject to restrictions or if the restrictions imposed upon an award of restricted stock under the 2002 Plan are not of a nature that such shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Internal Revenue Code, the recipient of the award will recognize ordinary income for federal income tax purposes at the time of the award in an amount equal to the fair market value of the shares of restricted stock on the date of the award, less any amount paid therefor. We will be entitled to a deduction at the time (subject to the deduction limitations described below) in an amount equal to the amount the recipient is required to include in income with respect to the shares.

If the restrictions placed upon an award of restricted stock under the 2002 Plan are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable within the meaning of Section 83 of the Internal Revenue Code, the recipient of the award will not recognize income for federal income tax purposes at the time of the award unless such recipient affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid therefor, in gross income for the year of the award pursuant to Section 83(b) of the Internal Revenue Code. In the absence of a Section 83(b), the recipient will be required to include in income for federal income tax purposes, in the year in which the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code, the fair market value of the shares of restricted stock on that date plus the amount of any retained distributions related to such shares, less any amount paid therefor. We will be entitled to a deduction at such time (subject to the deduction limitations described below) in an amount equal to the amount the recipient is required to include in income with respect to the shares.

If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize an amount of ordinary income at the time of the receipt of the restricted stock, and we will be entitled to a corresponding deduction (subject to the deduction limitations described below) equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock. Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant, unless the participant made an election under Section 83(b). If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant. Subject to the deduction limitations described below, we generally will be entitled to a corresponding tax deduction equal to the dividends includable in the participant’s income as compensation.

Dividend Equivalents

There will be no federal income tax consequences to either the participant or us upon the grant of dividend equivalents. Generally, unless stock received pursuant to a dividend equivalent is restricted in a manner that it is both subject to a substantial risk of forfeiture and not freely transferable, the participant will recognize ordinary income upon the receipt of payment pursuant to dividend equivalents in an amount equal to the fair market value of the common stock and the aggregate amount of cash received. Subject to the deduction limitations described below, we generally will be entitled to a corresponding tax deduction equal to the amount includable in the participant’s income. If stock received pursuant to a dividend equivalent is restricted in a manner that it is both subject to a substantial risk of forfeiture and is not freely transferable, the participant’s and our tax consequences will be similar to the rules described above for restricted stock.

Stock Appreciation Rights

A recipient of stock appreciation rights (“SARs”) will not recognize income for federal income tax purposes upon the grant of SARs. Generally, when SARs are exercised, the recipient will recognize ordinary income subject to withholding on the date of exercise in an amount equal to the cash (if any) and the fair market value of the shares transferred to him or her, without limitation, pursuant to SARs. The Company will be allowed a deduction (subject to the deduction limitations described below) equal to the amount of ordinary income recognized by the recipient due to the exercise of SARs at the time of such recognition by the recipient.

The basis of any shares of common stock transferred to a recipient pursuant to the exercise of an SAR is equal to the amount the recipient is required to include in income as discussed above. If a recipient sells shares acquired upon exercise of SARs, the recipient will recognize long-term or short-term capital gain or loss (depending on the recipient’s holding period with respect to such shares) equal to the difference between the amount realized on such sale and the basis of such shares.

Limitations on our Compensation Deduction

Section 162(m) of the Internal Revenue Code limits the deduction that we may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to the officers for the year exceeds $1.0 million, unless such compensation is performance-based, is approved by our stockholders and meets other specified criteria. Although awards made under the 2002 Plan are intended to qualify for this deduction, there is no assurance they will satisfy such requirement. Accordingly, we may be limited by Section 162(m) of the Internal Revenue Code in the amount of deductions we would otherwise be entitled to take (as described in the foregoing summary) with respect to such awards.

Section 280G of the Internal Revenue Code limits the deductibility of “parachute payments” to disqualified individuals by the Company. Generally, “parachute payments” consist of payments in the nature of compensation made in connection with a change in control of the Company. It is possible that any accelerated vesting or payment of awards that occurs upon a change in control of the Company could be a “parachute payment” subject to the deduction limitations of Section 280G of the Internal Revenue Code. In addition, Section 4999 of the Internal Revenue Code imposes a 20% nondeductible excise tax upon the disqualified individual receiving certain “parachute payments.”

Description of the 2002 Plan Amendment

The 2002 Plan Amendment has the effect of increasing the number of shares of our common stock reserved and available for issuance under the 2002 Plan from 12,000,000 to 17,000,000 (the “First Adjustment”) and, following the effectiveness of the Reverse Stock Split (as discussed more fully below), decreasing the number of shares of common stock reserved and available for issuance under the 2002 Plan to 5,000,000 (the “Second Adjustment”).

Options Allocated Under the First Adjustment of the 2002 Plan Amendment

The following table sets forth the stock options to be received or allocated to each of the following persons or groups as a result of the First Adjustment, to the extent that such allocation could be determined as of the record date.

2002 Stock Incentive Plan Amendment (First Adjustment)

Name	Dollar Value ($)	Number of Shares
Graham C. Beachum II Chief Executive Officer	604,500	6,045,000
G. C. “Scooter” Beachum III Executive Vice President	300,000	3,000,000
David N. Pilotte (1) Chief Financial Officer	135,000	1,350,000
Stanley D. Strifler (2) President, ThinkSpark Corporation	—	—
Molly MacTaggart (3) Interim Chief Financial Officer	—	—
Current Executive Officers as a Group	1,039,500	10,039,500
Non-Executive Directors as a Group	—	—
Non-Executive Employees as a Group (4)	192,000	1,920,000

(1)	Mr. Pilotte served as Chief Financial Officer of the Company at the end of the Company’s last fiscal year. Mr. Pilotte resigned that position effective August 13, 2003. Of these options, 900,000 were vested prior to Mr. Pilotte’s resignation and are available to be exercised prior to November 12, 2003. The remaining, unvested options automatically terminated on August 13, 2003.

(2)	Mr. Strifler serves as President of ThinkSpark Corporation, a wholly owned subsidiary of the Company. ThinkSpark Corporation was not a wholly owned subsidiary of the Company at the end of the Company’s last fiscal year.
(3)	Ms. MacTaggart is presently serving as interim Chief Financial Officer of the Company and was appointed to that position effective August 13, 2003.
(4)	Of this number, 180,000 options have since terminated and 120,000 vested options are available for exercise for only a limited remaining period based on termination of the optionholder’s employment with the Company.

Options Allocated Under the Second Adjustment of the 2002 Plan Amendment

The following table sets forth the stock options to be received or allocated to each of the following persons or groups as a result of the Second Adjustment, to the extent that such allocation can be determined as of the record date.

2002 Stock Incentive Plan Amendment (Second Adjustment)

Name	Dollar Value ($)	Number of Shares (1)
Graham C. Beachum II Chief Executive Officer	60,450	604,500
G. C. “Scooter” Beachum III Executive Vice President	30,000	300,000
David N. Pilotte (2) Chief Financial Officer	13,500	135,000
Stanley D. Strifler (3) President, ThinkSpark Corporation	—	—
Molly MacTaggart (4) Interim Chief Financial Officer	—	—
Current Executive Officers as a Group	103,950	1,039,500
Non-Executive Directors as a Group	—	—
Non-Executive Employees as a Group (5)	19,200	192,000

(1)	The number of shares shown in this table simply reflects the effects of the Reverse Stock Split.
(2)	Mr. Pilotte served as Chief Financial Officer of the Company at the end of the Company’s last fiscal year. Mr. Pilotte resigned that position effective August 13, 2003. Of these options, 90,000 were vested prior to Mr. Pilotte’s resignation and are available to be exercised prior to November 12, 2003. The remaining, unvested options automatically terminated on August 13, 2003.
(3)	Mr. Strifler serves as President of ThinkSpark Corporation, a wholly owned subsidiary of the Company. ThinkSpark Corporation was not a wholly owned subsidiary of the Company at the end of the Company’s last fiscal year.
(4)	Ms. MacTaggart is presently serving as interim Chief Financial Officer of the Company and was appointed to that position effective August 13, 2003.

(5)	Of this number, 18,000 options have since terminated and 12,000 vested options are available for exercise for only a limited remaining period based on termination of the optionholder’s employment with the Company.

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued under existing equity compensation plans as of December 31, 2002, including the 2002 Stock Incentive Plan and the 1996 Stock Option Plan, each of which has been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2002 Stock Incentive Plan) (1)	3,575,886	$1.48	8,424,114

Equity compensation plans approved by security holders (1996 Stock Option Plan)	850,000	2.31	—

Equity compensation plans not approved by security holders (2)	2,400,000	0.86	N/A

Total	6,825,886	1.37	8,424,114

(1)	Pursuant to the 2002 Plan Amendment in May 2003, the number of shares available for issuance was increased by 5,000,000 shares. In May 2003, following the board and stockholder approval of the 2002 Plan Amendment, and given the authority of the board of directors to amend the 2002 Plan, we granted additional options to purchase 12,315,000 shares of our common stock to certain of our employees at an exercise price of $0.10 per share.
(2)	During 2001 and 2002, we issued 2,150,000 stock options in conjunction with employment agreements to the key management of acquired companies under stand-alone stock option agreements. Of these stock options, 250,000 have been forfeited. The exercise prices on these options ranged from $0.42 to $0.77 per share with a weighted average price of $0.69 per share. Vesting periods ranged from immediately upon grant to three years with a weighted average vesting period of approximately nine months. In January 2001, we issued 500,000 stock options, which immediately vested, to Graham C. Beachum II with an exercise price of $1.50 per share.

REVERSE STOCK SPLIT

On May 19, 2003, our board of directors executed a unanimous written consent that, subject to the approval of our stockholders, authorized the Reverse Stock Split of the issued and outstanding shares of common stock in the manner described below. As discussed above, on May 22, 2003, the holders of a majority of the outstanding voting power of our capital stock subsequently approved an amendment to the Axtive Charter to effect the Reverse Stock Split (the “Split Amendment”). Pursuant to the Axtive Charter, we are authorized to issue 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. The number of shares of capital stock that we are authorized to issue will not change when the Reverse Stock Split is effected. However, the filing of the Split Amendment with the Secretary of State of Delaware is required to effect the Reverse Stock Split. The text of the Split Amendment to effect the Reverse Stock Split will be in the form attached hereto as Appendix B; provided, however, that the text of the Split Amendment is subject to modification to include such changes as may be required by the Secretary of State of Delaware to effect the Reverse Stock Split.

Upon the effectiveness of the Reverse Stock Split and the filing of the Split Amendment, each ten shares of our common stock (the “Old Common Stock”) that is validly issued and outstanding will be automatically converted into one share of new common stock (the “New Common Stock”). The then outstanding stock certificates for shares of Old Common Stock will represent one-tenth as many shares of New Common Stock after the Reverse Stock Split is effective. No partial or fractional shares will be issued. In lieu thereof, each record or beneficial stockholder who owns less than ten shares of Old Common Stock or owns a number of shares of Old Common Stock that is not evenly divisible by ten will receive one full share of New Common Stock in exchange for such resulting fractional share. For example, if a stockholder owns 51 shares of Old Common Stock, that holder will receive six shares of New Common Stock. The surrender of certificates representing shares of Old Common Stock shall not be necessary to effect the combination of shares contemplated by the Reverse Stock Split, although stockholders with certificated shares will be given the opportunity to exchange their existing certificates for new certificates.

Reasons for the Reverse Stock Split

Many investors look upon low-priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in these stocks. Investors may believe that low stock prices reflect companies that are of low quality or poor performers. Accordingly, our board of directors believes that the current per share price of our common stock may reduce the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients.

Brokerage firm policies and practices tend to discourage individual brokers from dealing in low-priced stocks for various reasons, including the perception that those stocks are unduly speculative. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. The analysts at many brokerage firms will not monitor the trading activity of lower-priced stocks. Additionally, many institutional investors have policies prohibiting them from holding low-priced stock in their own portfolios. The structure of trading commissions also tends to have an adverse impact upon holders of low-priced stock because the brokerage commission on a purchase or sale of low-priced stock generally represents a higher percentage of the sales price than the commission on higher priced stocks.

Our board of directors believes that the Reverse Stock Split should result in a stock price of approximately ten times the current price range, putting our common stock in a price range that will enhance its marketability to the financial community and investing public and will mitigate any reluctance on the part of brokers and investors to trade in our common stock. However, we can give you no assurance that the market price of the common stock immediately after implementation of the Reverse Stock Split will increase and, if it increases, no assurance that an increase can be maintained for any period of time, or that the market price will approximate ten times the market price before the Reverse Stock Split. In addition, we can give you no assurance that any increase in the market price of the common stock will increase investment in the stock by brokerage firms or individual investors or otherwise facilitate our access to the equity markets, especially since there are many other factors that affect demand for stock.

Effectiveness of the Reverse Stock Split

The Reverse Stock Split was approved by the written consent of the holders of a majority of the outstanding voting power of our capital stock and will be effective when we file the Split Amendment with the Secretary of State of Delaware, which is anticipated to occur as soon as practicable once20 calendar days have elapsed after this Information Statement is sent or given to the stockholders of the Company. While it is our current intention to effect the Reverse Stock Split as soon as practicable after such time, in the event of unforeseen circumstances, our board of directors reserves the right in its discretion to determine whether to delay or forego entirely the implementation of the Reverse Stock Split. Upon the filing of the Split Amendment, all of our Old Common Stock will evidence the effect of the Reverse Stock Split, and each certificate for share of Old Common Stock will only evidence ownership of the respective number of shares of New Common Stock. No fractional shares will be issued in the Reverse Stock Split. In lieu of any fractional shares, each record or beneficial stockholder who owns less than ten shares of Old Common Stock or owns a number of shares of Old Common Stock that is not evenly divisible by ten will receive one full share of New Common Stock in exchange for such resulting fractional share.

Effects of the Reverse Stock Split

The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock from 21,956,445 to approximately 2,195,645 shares, based on share information as of the record date, but the actual number of shares would be slightly higher based on the allocation of one share of New Common Stock for each 10 shares or less of Old Common Stock owned. The Reverse Stock Split would not affect the percentage equity interest of any holder of common stock, except as may result from the provisions for the treatment of fractional shares, as described here. In addition, the board of directors has approved the proportionate adjustment of the number of shares of common stock issuable upon exercise of outstanding options and other convertible securities, including our preferred stock, and the adjustment of the related exercise and conversion prices, to reflect the Reverse Stock Split when it is effective. Since the voting rights of the preferred stock correspond to the conversion rights of the preferred stock, the absolute voting rights of each share of preferred stock shall also be decreased proportionately, but the percentage voting power of the holders of preferred stock will not be affected (except as may result from the provisions of treatment of fractional shares of common stock). The Reverse Stock Split will also not affect the registration of the common stock under the Securities Exchange Act. The relative rights and preferences of the New Common Stock will be identical to the relative rights and preferences of the Old Common Stock.

The Reverse Stock Split may leave some stockholders with one or more “odd lots” of common stock, which means stock in amounts of less than 100 shares. The odd lots may be more difficult to sell or require greater transaction costs per share to sell, than shares in even multiples of 100.

Each stockholder’s percentage ownership of our common stock will not be altered except for the effect of the treatment of fractional shares. The Reverse Stock Split will greatly reduce the number of shares of our common stock that are outstanding.

Although the percentage equity interest of each holder of common stock will not change as a result of the Reverse Stock Split, stockholders will be subject to an increased possibility of dilution in the future because the number of shares of common stock we are authorized to issue will not decrease upon the effectiveness of the Reverse Stock Split. As a result, we will have approximately 20,000,000 more authorized but unissued shares of common stock available to us for future issue than we do today. To the extent additional authorized shares are issued in the future, your equity percentage interest will decrease and any issuance may have a dilutive effect on the value of your shares of common stock depending on the value of the consideration we receive. The relative increase in the number of authorized but unissued shares increases the possibility of dilution of our current stockholders.

Some of our authorized but unissued shares of common stock are reserved for issuance based upon shares issuable upon the conversion of our outstanding shares of Series A Convertible Preferred Stock, awards that are or may be exercisable under our stock option plans for shares of common stock, and shares that may be purchased upon the exercise of our outstanding warrants. Based on the number of shares of common stock issued and outstanding on the Record Date, the following table sets forth, as of the effectiveness of the Reverse Stock Split, our (1) authorized shares of common stock, (2) issued and outstanding shares of common stock, (3) shares of common stock reserved for future issuance, and (4) authorized but unissued and unreserved shares of common stock.

Number of Shares
Authorized shares of common stock	100,000,000

Issued and outstanding shares of common stock (1)	2,195,645

Shares of common stock reserved for future issuance (2)	15,340,434

Available (authorized but unissued and unreserved) shares of common stock (1)	82,463,921

(1)	Approximate number depending on the final implementation of the Reverse Stock Split, as discussed above.
(2)	Includes the following:

Category	Number of Shares Reserved

Awards under the 2002 Plan	5,000,000

Exercise of outstanding stock option under our 1996 Stock Option Plan	85,000

Exercise of outstanding stand-alone stock options	240,000

Conversion of Series A Convertible Preferred Stock	7,940,000

Exercise of warrants to purchase common stock issued to holders of Series A Convertible Preferred Stock	1,365,000

Exercise of other outstanding Warrants to purchase common stock	710,434

Authorized shares of our common stock that are not issued or reserved for future issuance may be issued by our board of directors in a various kinds of transactions. We are not a party to any definitive agreement or arrangement to issue additional shares of common stock, but could enter into one or more definitive agreements or arrangements in the future.

We are currently in discussions with the holders of our Series A Convertible Preferred Stock with respect to the sale and issuance of convertible promissory notes to certain of these holders in order to provide us with additional working capital. If we are able to complete a convertible notes transaction, we anticipate that the convertible notes will have a maturity of greater than one year, will bear a market to slightly-above-market rate of interest, and will be secured by certain of our assets. We also believe that any convertible notes would be convertible into shares of common stock based upon a conversion price that is as least as good or better than the conversion price of the shares of our Series A Convertible Preferred Stock. If the conversion price is better, the shares of our Series A Convertible Preferred Stock will automatically be adjusted to benefit from the same, improved conversion price. It is also likely that purchasers of convertible notes will be issued warrants to purchase shares of common stock at an exercise price that is as least as good or better than the exercise price of warrants previously issued to the holders of our Series A Convertible Preferred Stock.

Any issuance of convertible notes by us is subject to negotiations between us and the holders of our Series A Convertible Preferred Stock and the execution of appropriate definitive documents. We can give you no assurances that we will be successful in completing this transaction or whether the terms will be materially the same or different from our expectations outlined above.

COMPANY CONTACT INFORMATION

All inquiries regarding the Company should be addressed to us by mail at 1445 Ross Avenue, Suite 4500, Dallas, Texas 75202, attention: Chief Financial Officer or by telephone at (214) 777-4120.

By Order of the Board of Directors:

/s/ MOLLY W. MACTAGGART
Molly W. MacTaggart Secretary

Dallas, Texas

November     , 2003

APPENDIX A

AMENDMENT NO. 1

TO THE EDGE TECHNOLOGY GROUP, INC.

2002 STOCK INCENTIVE PLAN

Pursuant to Section 4.5 of the Edge Technology Group, Inc. 2002 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows:

1.	The name of the Plan is hereby amended to be: “Axtive Corporation 2002 Stock Incentive Plan”.

2.	Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

3.1. Number of Shares. The maximum number of shares of Common Stock reserved and available for issuance under this Plan shall be 17,000,000, subject to adjustment as set forth in Section 3.4.

3.	Immediately upon the effectiveness of the 1-for-10 reverse stock split approved by the Board of Directors of Axtive Corporation as of the date hereof, and without any further action by any party, Section 3.1 of the Plan shall be further amended in its entirety to read as follows:

3.1. Number of Shares. The maximum number of shares of Common Stock reserved and available for issuance under this Plan shall be 5,000,000, subject to adjustment as set forth in Section 3.4.

4.	The definition of Company in Section 13 of the Plan is hereby amended in its entirety to read as follows:

“Company” means Axtive Corporation, a Delaware corporation.

Except as amended by this Amendment No. 1, the Plan shall continue in full force and effect as originally executed and delivered. Any reference in the Plan to the “Plan” shall refer to the Plan as amended by this Amendment No. 1. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to those terms in the Plan.

IN WITNESS WHEREOF, the undersigned has executed this Amendment effective as of May 23, 2003.

AXTIVE CORPORATION

By:	/s/ DAVID N. PILOTTE
David N. Pilotte Executive Vice President and Chief Financial Officer

A-1

APPENDIX B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AXTIVE CORPORATION

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, Axtive Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by unanimous consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted a resolution setting forth and declaring advisable the following proposed amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation:

RESOLVED, that a new paragraph C be added to the end of Article Four of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, to read in its entirety as follows:

“C. Effective upon the filing of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”), each ten (10) shares of Common Stock, $0.01 par value per share (the “Old Common Stock”), then issued and outstanding or held in the treasury of the Corporation at the close of business on the Effective Date shall automatically be combined into one (1) share of Common Stock, $0.01 par value per share (the “New Common Stock”), of the Corporation without any further action by the holders of such shares of Old Common Stock. Each stock certificate representing shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been combined; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. No certificates representing fractional share interests will entitle the holder thereof to vote, or to any rights of a stockholder of the Company. Any fraction of a share of New Common Stock to which the holder would otherwise be entitled will be adjusted upward to the nearest whole share. The New Common Stock issued in this exchange shall have the same rights, preferences and privileges as the Old Common Stock.”

SECOND: That thereafter, pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation, and the necessary number of shares as required by statute was voted in favor of the amendment by means of a written consent of stockholders.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That this Certificate of Amendment shall be effective upon the filing hereof.

B-1

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Molly MacTaggart, its Chief Financial Officer, this      day of                     , 2003.

AXTIVE CORPORATION

By:
Molly W. MacTaggart, Chief Financial Officer

B-2